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                                                                   EXHIBIT 10.5


                               CONSENT TO SUBLEASE
                          AND SECOND AMENDMENT TO LEASE

        THIS CONSENT TO SUBLEASE AND SECOND AMENDMENT TO LEASE (this "Agreement") is made and entered into as of this 24th day of May, 2002 (the "Effective Date"), by and among Andrew Place Two LLC, a Delaware limited liability company ("Landlord"), Advanced Medical Optics, Inc., a Delaware corporation ("Subtenant"), and Ingram Micro Inc., a Delaware corporation ("Tenant"). Landlord, Subtenant and Tenant shall each be known as a Party and collectively be known as the "Parties."

                                    RECITALS

        A. Landlord and Tenant entered into that certain Lease dated December 1, 1998, and a letter amendment dated December 30, 1998 (as further amended by this Agreement, collectively, the "Lease"), for certain premises located at 1700 East St. Andrew Place, Santa Ana, California, 92705 (the "Premises") as more particularly described in the Lease.

        B. Tenant and Subtenant concurrently with the execution of this Agreement are entering into a sublease (the "Sublease") wherein Tenant is subletting to Subtenant, the Premises on the terms and conditions set forth therein.

        C. Pursuant to the Lease, any subletting of the Premises requires the consent of Landlord at the time thereof. Landlord is willing to consent to the Sublease upon the terms and conditions hereof.

        D. Tenant further desires that Landlord amend the Lease as set forth herein in order to induce Landlord to consent to the Sublease. Landlord is willing to do so on the terms and conditions hereof.

        NOW, THEREFORE, in consideration of the terms and provisions hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord, Tenant and Subtenant hereby agree as follows:

        1. Incorporation of Recitals. The foregoing Recitals and the definitions provided for therein are hereby incorporated herein by reference. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease.

        2. Agreement.

           (a) Consent and Amendment. Landlord hereby consents to the Sublease, subject to and upon all of the terms and conditions of this Agreement. In granting such consent, Landlord does not waive any of Landlord's rights under the Lease as to Tenant. Further, this Agreement shall not be deemed a waiver by Landlord of its right of consent with respect to any subsequent sublease or assignment by Tenant or Subtenant. Tenant and Subtenant acknowledge and agree that Landlord has no obligations or liabilities whatsoever under the terms of the Sublease and is not bound by any of the terms thereof notwithstanding Landlord's consent thereto. The Parties hereby amend the lease as set forth herein

           (b) Nondisturbance and Attornment. In the event the Lease or Tenant's right to possession thereunder terminates for any reason prior to expiration of the Sublease, including the termination of the Lease by Landlord as a result of a Default by Tenant under the Lease or a "rejection" by Tenant of the Lease in a bankruptcy proceeding of Tenant, Landlord and Subtenant agree that in the event of any such termination or rejection of the Lease, Subtenant shall attorn to Landlord upon the then terms and conditions of the Lease (as the same are modified by this Agreement), including but not limited to the payment of Fixed Rent and Additional Rent to Landlord, and Landlord shall recognize Subtenant as the lessee under the Lease, upon the then terms and conditions of the Lease for the remainder of the term of the Lease as a direct lease between Landlord and Subtenant, and by execution of this Agreement, Subtenant shall be deemed to have so attorned. In the event of any such termination or rejection, (i) Subtenant shall cure all monetary Defaults of Tenant then existing, and all nonmonetary Defaults of Tenant then existing which are capable of being cured by Subtenant, under the Lease and/or this Agreement, (ii) from and after such date Subtenant shall perform all obligations of Tenant under the Lease, and (iii) Landlord will not, under any circumstances, be bound by any of the terms of the Sublease or be liable for any act or omission of Tenant thereunder. Without limiting the foregoing, Landlord shall not be (i) subject to any defense or offset in favor of Subtenant against Tenant, (ii) bound by any previous payment by Subtenant to Tenant of rent, or (iii) liable to Subtenant for the return or reimbursement of any security deposit or other funds given by Subtenant to Tenant. Subtenant shall from time to time execute and deliver to Landlord such additional documentation consistent with the terms of the Lease or this Agreement Landlord shall reasonably require to further evidence such attornment. Any of the foregoing notwithstanding, in no event shall Subtenant have any of the rights afforded to Tenant with respect to the Restoration Fund or the Restoration Fund Letter of Credit or the Enhancement Letter of Credit.

        3. Priority of Lease. Tenant and Subtenant acknowledge and agree that the Sublease is subject and subordinate to the Lease and any other encumbrances on the Premises as of the Effective Date, and, subject to Tenant's and Subtenant's receipt of a nondisturbance agreement as set forth in Section 25 below, any mortgages or deeds of trust in existence in the future. Such subordination shall be further documented and executed by Tenant and Subtenant as required from time to time by any lender holding a mortgage of deed of trust on the Premises ("Landlord's Lender") as set forth more fully in Section 25 below. The Sublease shall automatically terminate upon termination of the Lease for any reason whatsoever, notwithstanding any other provision of the Sublease to the contrary.

        4. Compliance with Lease. Subtenant shall comply with all the terms and conditions of the Lease and this Agreement. In no event shall the Sublease or this Agreement be construed as granting or conferring upon Tenant or Subtenant any greater rights than those contained in the Lease, except as expressly modified by this Agreement, nor, except as expressly set forth in this Agreement, shall there be any diminution of the rights and privileges of the Landlord under the Lease. Any act or omission of Subtenant or anyone claiming under or through Subtenant that violates any of the provisions of the Lease shall be deemed a violation of the Lease by Tenant.




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        5. No Release of Tenant. Nothing contained in this Agreement will release Tenant of Tenant's obligations under the Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant under the Lease except as expressly set forth herein with respect to the release of Ingram Micro Inc. from obligations accruing after the end of the Initial Term of the Lease in the event that Subtenant exercises its option to extend the Term as set forth in Section 7 below.

        6. Rent Payments. Until further written notice from Landlord to Tenant, Tenant shall pay the portion of the monthly Fixed Rent equivalent to the then current loan payments to Landlord's Lender (which shall be the same amounts set forth in the Fixed Rent schedule of Section 5.1 of the Lease) directly via wire transfer of federal funds to an address specified by Landlord in writing; provided, however, in no event shall Tenant's responsibility to pay Fixed Rent to Landlord's Lender directly exceed the Fixed Rent amount due under the Lease. Notwithstanding Section 5.3 of the Lease, each payment to Landlord's Lender shall be made by Tenant by the first (1st) day of the month for which the Fixed Rent payments are due (the "Rent Payment Date") with the remainder of Fixed Rent or Additional Rent due Landlord payable to Landlord on the same date via wire transfer of federal funds to an address specified by Landlord in writing. Evidence shall be provided to Landlord by the fifth (5th) day of the month for which said payment is due that the monthly Fixed Rent payment for such month have been made to Landlord's Lender. The requirement for evidence of said payment shall be satisfied by Tenant providing to Landlord electronic confirmation of delivery and receipt of each wire transfer giving the wire transfer number, and date and time of receipt and delivery. Upon receipt of written instructions from Landlord, Tenant shall pay all amounts being paid directly to Landlord's Lender pursuant to this Section 6 directly to Landlord or Landlord's subsequent lender as identified by Landlord.

        7. Option Terms. Article XXII of the Lease is hereby amended and restated in its entirety as follows:

           (a) Subtenant's Right to Extend. Provided that Subtenant is not in Default under the Lease or this Agreement at the time of the exercise of the option set forth in this Section 7, or at the time said option shall take effect, and provided further that Advanced Medical Optics, Inc. is occupying the entire Premises, (subject to the exceptions below), and is carrying out its business in the Premises at the time of the exercise of any such option and at the time the option takes effect, Subtenant shall have the right to extend the Term of the Lease for two (2) additional periods of six (6) years each with the first option term commencing on the date following the termination of the Initial Term of the Lease ("First Option Term"), and the second option term commencing on the date following the termination of the First Option Term ("Second Option Term"), all pursuant to the terms set forth in this Agreement. The right to extend the Term shall be personal to Advanced Medical Optics, Inc. (or a transferee under a Permitted Transfer pursuant to Section 20(d) below) and may not be assigned to or exercised by any other party. Notwithstanding the obligation set forth above for Advanced Medical Optics, Inc. to occupy the entire Premises in order to extend the Term as set forth herein, even if Subtenant has subleased 30,000 square feet or less of the Premises to not more than one (1) subtenant approved by Landlord in accordance with the terms of
Section 20 below at the time of the commencement date of the First or Second Option Term, Subtenant shall nonetheless have the right to extend the Term provided Subtenant is not in Default under the Lease or this



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Agreement and Subtenant is occupying the remainder of the Premises. Upon the
Expiration Date of the Initial Term of the Lease, (i) Ingram Micro Inc. shall be released of all liabilities accruing after such Expiration Date, and (ii) subject to the terms of this Agreement, any rights or obligations accruing under the Lease from and after the Expiration Date will be solely between Subtenant and Landlord and the Lease shall become a direct lease between Subtenant and Landlord as set forth in Section 2 above. Subtenant shall from time to time execute and deliver to Landlord such additional documentation consistent with the terms of the Lease and this Agreement as Landlord shall reasonably require to further evidence such Lease between Landlord and Subtenant.

           (b) Financial Condition of Subtenant. In order for Subtenant to extend the Term for either Option Term and as an express condition precedent thereto, as of the date Subtenant delivers to Landlord the Option Notice (as defined below)in a timely fashion pursuant to Section 7(c) below, Subtenant shall: (i) have an "Investment Grade Credit" rating as determined by Moody's and Standard & Poor's (collectively, the "Rating Agencies"), which rating is actively maintained or performed on a quarterly basis (or if not actively maintained or performed on a quarterly basis by the Rating Agencies, then performed upon Landlord's request at Subtenant's cost by the Rating Agencies) by the Rating Agencies ninety (90) days prior to such Option Notice, and (ii) have an acceptable financial condition and creditworthiness reasonably determined by Landlord. As used throughout this Agreement, "Investment Grade Credit" shall mean a determination by both Moody's Investors Service and Standard & Poor's that Tenant has a current "credit rating" equal to "investment grade" (a minimum rating of Baa by Moody's and BBB by Standard & Poor's, respectively). If Moody's or Standard & Poor's no longer provides such rating services, or if the basis for determining investment grade credit thereby is materially changed, then a comparable rating service shall be used, as may be determined by Landlord in the exercise of its reasonable good faith business judgment. If Subtenant fails to maintain a credit rating equal to Investment Grade Credit as determined by Standard & Poor's and Moody's which is current within ninety (90) days at any time during either the First or Second Option Term, Subtenant shall reinstate the Enhancement Letter of Credit in accordance with Section 23 below.

           (c) Option Notice. If Subtenant elects to extend the Initial Term Subtenant shall deliver written notice ("Option Notice") to Landlord on or before June 9, 2014, at 5:00 p.m., but not earlier than May 10, 2014, and for the Second Option Term, on or before June 9, 2020, at 5:00 p.m., but not earlier than May 10, 2020, time being of the essence. In the event that Subtenant shall fail to deliver said notice within such time, it shall be conclusively deemed to mean that Subtenant has elected not to exercise said Option Term, whereupon Subtenant's right to extend the Lease Term by the remaining Option Term(s) shall cease and terminate and be of no further force and effect.

           (d) Option Rent. If Subtenant elects to the extend the Term for the First Option Term, the Fixed Rent to be established upon the commencement of the First Option Term



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period shall be the greater of (i) one hundred three and one-half percent
(103.5%) of the Fixed Rent paid during the last year of the Initial Term of the Lease, or (ii) the fair market rental value for the Fixed Rent for the Premises (the "Fair Market Rental Value") as of the first day of the First Option Term. If Subtenant elects to further extend the Term of the Lease by the Second Option Term, the Fixed Rent to be established shall be the greater of (x) one hundred three and one-half percent (103.5%) of the Fixed Rent paid during the sixth year of the First Option Term or (y) Fair Market Rental Value as of the first day of the Second Option Term. Notwithstanding anything to the contrary herein, in no event shall the Fixed Rent paid at any time during the First or Second Option Term be less than the amounts specified in Section 5.1 of the Lease.

           (e) Determination of Fair Market Rental Value. The Fair Market Rental Value for purposes of this Agreement shall be based upon the Premises as improved considering the highest and best use as of the date of commencement of each such Option Term. However, the Fair Market Rental Value:

               (i) shall, as to any portions of the Lab Areas (as defined in Section 14 below) or the Future Lab Areas (as defined in Section 14 below) improved with Subtenant's laboratory improvements, exclude any value derived from such laboratory improvements;

               (ii) shall, as to any portions of the Lab Areas or the Future Lab Areas improved with Subtenant's laboratory improvements, assume that any such laboratory improvements have been demolished and any portion of the Premises so affected shall have been restored to a shell condition in accordance with
Section 12(d) below; and

               (iii) shall include the additional rental value derived from the full amount of the Restoration Fund defined in Section 12 below for the Lab Areas and the Future Lab Areas, increased by the cumulative Restoration Index Increase (pursuant to Section 12(b) below), which amount shall be deemed a contribution by Landlord for tenant improvements; and

               (iv) shall not be discounted or reduced in any way even though Landlord is not obligated to pay leasing commissions or incur free rent; and

               (v) shall omit free rent concessions in the analysis of comparable rentals in the market by calculating or adjusting the effective rents from comparable leases over the respective terms of the leases by considering only the number of months in which any such tenant pays full rent.

           (f) Dispute Resolution regarding Fair Market Rental Value.

               (i) The parties shall attempt in good faith to agree on the Fair Market Rental Value for each Option Term; provided, however, nothing contained herein shall be deemed to obligate Landlord or Subtenant to actually agree upon the Fair Market Rental Value. If the parties are unable to agree on the Fair Market Rental Value within thirty (30) days after





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Subtenant's Option Notice, then Subtenant may rescind its Option Notice in writing. If Subtenant does not rescind its Option Notice within such thirty (30) days, the Option Notice shall be irrevocable and the Fair Market Rental Value shall be binding upon the parties and shall be determined pursuant to the procedure set forth in this Section 7(f).

               (ii) If the parties are unable to mutually agree upon the Fair Market Rental Value within thirty (30) days after Landlord's receipt of the Option Notice and Subtenant has not timely rescinded its Option Notice, then Landlord shall deliver to Subtenant written notice ("Landlord's Notice") of Landlord's determination of Fair Market Rental Value within ten (10) days following the expiration of such thirty (30) day period. If Subtenant disputes the amount of Fair Market Rental Value set forth in Landlord's Notice, then, within ten (10) days after the date of Landlord's Notice, Subtenant shall send Landlord a written notice ("Subtenant's Notice") which disputes the Fair Market Rental Value set forth in Landlord's Notice, demands arbitration pursuant to this Section 7, states the name and address of the person who shall act as arbitrator on Subtenant's behalf, and acknowledges that Subtenant will be bound by the results of the arbitration regardless of the amount of the determination of Fair Market Rental Value. Subtenant's Notice shall be deemed defective, and not given to Landlord, if it fails to strictly comply with the requirements and time period set forth above. If Subtenant does not send Subtenant's Notice within ten (10) days after the date of Landlord's Notice, or if Subtenant's Notice fails to contain all of the required information, then Subtenant shall be deemed to have accepted Landlord's determination of Fair Market Rental Value. If the arbitration is not concluded prior to the commencement of the Option Term, then Subtenant shall pay Fixed Rent at 115% of the rate payable immediately prior to the commencement of the Option Term. If the Fair Market Rental Value determined by arbitration differs from that paid by Subtenant pending the results of arbitration, then any amount required to adjust the Fixed Rent previously paid shall be made by payment by the appropriate party within ten
(10) days after the determination of Fair Market Rental Value.

               (iii) The arbitration shall be conducted in Orange County, California in accordance with the then prevailing rules of the American Arbitration Association (or its successor) for the arbitration of commercial disputes, except that the procedures mandated by such rules shall be modified as follows:

               (iv) Each arbitrator must be a board certified Member of the Appraisal Institute of real estate appraisers with at least five (5) years of full-time commercial appraisal experience who is familiar with the fair market rent of commercial properties located in the vicinity of the Premises. Within ten (10) business days after receipt of Subtenant's Notice, Landlord shall notify Subtenant of the name and address of the person designated by Landlord to act as arbitrator on Landlord's behalf.

               (v) The two arbitrators chosen shall determine the fair market rent in accordance with the following procedures. Landlord's arbitrator and Subtenant's arbitrator shall confer and attempt to mutually determine the Fair Market Rental Value within forty five (45) days after the ten (10) business day period referred to in Section 7(f)(iv) above. If the two arbitrators are unable to agree upon the Fair Market Rental Value within forty five (45) days after they are chosen, they shall meet within ten (10) business days after such prior forty five (45)-day period and shall appoint a third arbitrator possessing the qualifications set forth above.



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If the two arbitrators are unable to agree upon the third arbitrator within five
(5) business days after the expiration of such ten (10) business day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) business days after the expiration of such five (5) business day period, then either party, on behalf of both, may request appointment of the third arbitrator by the Real Estate Board of Orange County, California. The three arbitrators shall decide the dispute, if it has not been previously resolved, by following the procedures set forth below. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Each party shall pay its own attorneys' fees and costs of witnesses.

               (vi) The three arbitrators shall determine the Fair Market Rental Value in accordance with the following procedures. Landlord's arbitrator, Subtenant's arbitrator and the third arbitrator shall each state, in writing, his or her determination of the fair market rent, supported by the reasons therefor, and shall each make counterpart copies for the other arbitrators. All of the arbitrators shall arrange for a simultaneous exchange of the proposed resolutions within forty five (45) business days after appointment of the third arbitrator. If any arbitrator fails to make a determination, the determination of the other arbitrators shall be final and binding upon the parties. The Fair Market Rental Value shall be the arithmetic average of the two resolutions proposed by the three arbitrators that most closely approximates each other and such arithmetic average shall be final and binding upon the parties, without any right of appeal.

               (vii) The arbitrators shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Rental Value. Any arbitrator may review any such information and evidence and question any other arbitrator's experts and authorities. The arbitrators shall render the decision in writing with counterpart copies to each party. The parties and the arbitrators shall determine Fair Market Rental Value in accordance with the provisions and restrictions of Section 7(e) above. The arbitrators shall have no power to modify the provisions of the Lease, the Sublease or this Agreement. In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

           (g) Option Term Rent Increases. The Fixed Rent rate determined in accordance with Sections 7(d) (e) and (f) above shall thereafter be increased annually to the greatest of (i) three and one-half percent (3.5%) over the prior years' Fixed Rent on each anniversary of the commencement of each such First and Second Option Terms, or (ii) the Fixed Rent rate provided in Section 5.1 of the Lease.



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        8. Subtenant Improvements to Be Constructed by Subtenant.

           (a) Plans. Subtenant, at its sole cost and expense, has prepared and delivered to Landlord one set of the plans and specifications described on Exhibit C attached hereto ("Subtenant's Plans"), which show the demolition plans, and plans for portions of the proposed subtenant improvements described on Exhibit B attached hereto (the "Subtenant Improvements"), and includes other specifications which would affect the construction or design of the Premises. Subtenant's Plans shall be deemed approved by Landlord, Tenant and Subtenant upon execution of this Agreement by the Parties. Notwithstanding the foregoing, in addition to such Subtenant's Plans that have been delivered to Landlord and Tenant, Subtenant shall deliver to Landlord for approval additional plans and specifications for Subtenant's Improvements consisting of (i) any proposed changes required by governmental agencies to Subtenant's Plans or other plans previously approved by Landlord, (ii) plans for the mechanical, electrical and HVAC systems, and (iii) plans for portions of the Lab Areas. Provided such plans are consistent with the schematic basis of the design of the Subtenant Improvements set forth in the previously delivered Subtenant Plans, Landlord shall not unreasonably withhold its consent to such additional plans. In addition, any other modification costing Fifty Thousand Dollars ($50,000) or more or which is structural in nature to the final plans and specifications for any Subtenant Improvements, or any structural improvement or alteration not part of the Subtenant Improvements, or any improvement or alteration costing Fifty Thousand Dollars ($50,000) or more to either: (i) the Lab Areas, or (ii) the remaining portion of the Premises ("Non-Lab Areas"), shall require Landlord's prior written consent. If Landlord fails to approve or disapprove any plans submitted to Landlord within ten (10) days of such submission, such plans shall be deemed approved. Review of Subtenant's Plans or any future plans, improvements or Alterations by Landlord (or Landlord's architect or consultants) shall not be deemed a representation by either as to the sufficiency or quality of such plans or a representation by either that such plans comply with applicable law. Landlord shall not in any event be responsible for any defects, deficiencies, or inaccuracies in Subtenant's Plans or any future plans, improvements or Alterations. If any governmental authority or jurisdiction requires Subtenant's Plans or any future plans, improvements or Alterations to be signed by a licensed design professional in the State of California, Subtenant shall provide same. Subtenant shall, at its sole cost and expense, obtain all permits, authorizations, and governmental approvals necessary for the performance of the Subtenant Improvements or any future plans, improvements or Alterations required by the State of California. Upon the completion of the Subtenant Improvements or any future plans, improvements or Alterations, Subtenant shall, at its sole cost and expense, obtain any Certificate of Occupancy required for Subtenant to conduct its business in the Premises. Landlord shall be reimbursed for all costs and fees associated with the review, approval and oversight of Subtenant's Plans and Subtenant Improvements or any future plans, improvements or Alterations, as set forth herein and in Section 22 below.

        Except as permitted pursuant to Section 14 below, Subtenant shall limit the amount of laboratory and manufacturing space and associated area to 30,050 square feet in the location(s) depicted on Exhibit A. In addition, Subtenant shall comply with any requirements imposed by any governmental authority to ensure conformance with Section 14 with respect to the use of any biological hazardous materials. Said improvements shall be built in accordance with the plans and specifications set forth on Exhibit C attached hereto. Subtenant shall have the right to engage its own engineers, architects, contractors and other consultants in connection with



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planning and constructing the Tenant Improvements, subject to Landlord's consent and subject to the terms set forth below.

           (b) Requirements. The Subtenant Improvements and any and all alterations, additions or improvements made by Subtenant to the Premises shall be designed by a competent licensed architect or structural engineer and shall be made under the supervision of such architect or engineer by financially sound, bondable contractors of good reputation (and which carry adequate insurance in accordance with the terms of the Lease). The Subtenant Improvements shall be constructed in accordance with plans, specifications in Exhibit C attached hereto and incorporated herein by reference. Landlord may require in connection with its consent to the Tenant Improvements and any Alterations, additions or improvements hereunder, that any contractor or subcontractors which provides in excess of Fifty Thousand Dollars ($50,000) of work and/or improvements, provide payment and completion bonds in such amounts and with sureties acceptable to Landlord. Notwithstanding the foregoing, Landlord shall not require payment or completion bonds for any such work performed within the twelve (12) month period following the Effective Date. The Subtenant Improvements and all Alterations, additions and improvements made by Subtenant shall be performed in a good and workmanlike manner, using new materials. Said improvements shall be diligently prosecuted to completion. All office improvements described in Exhibit C shall be completed by December 31, 2002. The cafeteria shall be improved in accordance with Section 12(c). Subtenant plans to begin construction of the approved Subtenant Improvements one (1) day after complete execution of this Agreement. Landlord shall have the right to post, file and/or record any notice of nonresponsibility or other notice required under applicable mechanic's lien laws. In addition, Subtenant shall notify Landlord at least thirty (30) days prior to commencement of any future work, alteration, addition or improvement hereunder (other than the Subtenant Improvements approved by Landlord in accordance with Section 8(a) upon execution of this Agreement and commenced within thirty (30) days after the Effective
Date) for which a separate notice of nonresponsibility is required to be posted, filed or recorded, including any new phases of construction, so that Landlord or Tenant may post, file and/or record any notice of nonresponsibility or other notice required under applicable mechanic's lien laws. Subtenant shall have the right to complete the Subtenant Improvements in phases and at any time during the Term, provided no work or construction shall be left unfinished or partially completed. Notwithstanding the foregoing, the improvements existing as of the Effective Date in the Lab Areas may be demolished immediately but the Subtenant Improvements in the Lab Areas may be finished not later than July 1, 2005. As each phase is completed, Landlord shall be notified by Subtenant and have the right, but not the obligation, to ensure (without liability for review or approval) that any such improvements were completed in accordance with the approved plans. Subtenant may take occupancy of the Premises prior to completion of the Subtenant Improvements. Upon completion of any work hereunder, Subtenant shall record in the office of the County Recorder where the Premises are located a notice of completion or any other notice required or permitted by applicable mechanic's lien law to commence the running of, or terminate, any period for the filing of liens or claims, and shall deliver to Landlord any certificate of occupancy or other equivalent evidence of completion of such work in accordance with the requirements of applicable law. Subtenant shall perform or cause performance of all work hereunder in accordance with such reasonable rules and regulations not inconsistent with the terms of this Agreement or the Lease as Landlord may from time to time prescribe with respect thereto. Prior to commencing any work hereunder, Subtenant shall supply to Landlord evidence that it has procured such insurance as Landlord may prescribe in connection with such work. Upon completion of any alteration, addition or improvement to the Premises, Subtenant shall provide Landlord with "as built" drawings reflecting the completed condition of such work.

           (c) Liens, Bonds, etc. Subtenant shall pay, or cause to be paid, all sums, costs and expenses due for, or purporting to be due for, any work, labor, services, materials, supplies or equipment furnished, or claimed to be furnished, to or for Subtenant in, upon or about the Premises, and shall keep the Premises and the Building free of all mechanic's, materialmen's or other liens arising therefrom. Subtenant may contest any such lien, if Subtenant first procures and posts, records and/or files a bond or bonds issued by a financially sound, qualified corporate surety, in conformance with the requirements of applicable law for the release of such lien from the Premises and/or the Building. Subtenant shall pay and fully discharge any contested claim of lien within five (5) days after entry of final judgment adverse to Subtenant in any action to enforce or foreclose the same; notwithstanding any such contest, Landlord and Tenant shall have the absolute right at any time to pay any lien imposed hereunder if in Landlord's or Tenant's reasonable good faith judgment such payment is necessary to avoid the forfeiture, involuntary sale, damage to or loss of any interest of Landlord or Tenant, as applicable. Subtenant shall indemnify, defend, protect and hold both Landlord and Tenant harmless from and against any and all loss, cost, liability, damage, injury or expense (including attorneys' fees) arising out of or in connection with claims or liens for work, labor, services, materials, supplies or equipment furnished or claimed to be furnished to or for Subtenant in, upon or about the Premises or the Building.

           (d) Ownership of Subtenant Improvements. Upon installation, Subtenant's approved Subtenant Improvements and all other improvements or Alterations, repairs and alterations completed or installed any time during the Term (excluding Tenant's or Subtenant's trade fixtures, equipment, inventory, furnishings and other personal property), and those installed or conveyed by Tenant, including without limitation all power generators, shall be the property of Landlord and shall remain upon and be surrendered with the Premises, unless Landlord requires the removal of such Subtenant Improvements to Lab Areas and Future Lab Areas and/or other items pursuant to the terms of this Agreement or the Lease. Notwithstanding the above, Tenant and Subtenant shall be obligated to repair, maintain or replace all such property during the term of the Lease in accordance with the provisions of the Lease.

           (e) Threshold Amount. The definition of "Threshold Amount" set forth in Section 8.4(f) of the Lease is hereby amended such that it shall mean Fifty Thousand Dollars ($50,000) as to any Lab Areas, and Fifty Thousand Dollars ($50,000) as to areas which are not part of the Lab Areas, for any Alterations made to the Premises during any twelve (12) month period. The Threshold Amount shall continue to be zero dollars ($0) for structural alterations.

           (f) Approval Process for all Plans and Alterations. Except for Subtenant Plans approved by Landlord in accordance with Section 8(a) of this Agreement, after the Effective Date, all tenant improvements and Alterations (as defined in the Lease) which exceed the Threshold Amount or which are structural in nature, shall be approved in accordance with Section 8.4 of the Lease.

        9. Exterior Fixtures. Subject to the approval of Landlord, Subtenant shall have the right to install certain equipment and fixtures on the roof of the Building or on or around the parking area outside of the Building (the "Exterior Fixtures"), consisting of the following: (i) an above-ground 24' high liquid nitrogen storage tank (which may be installed solely on the parking area); (ii) HVAC/chilled water systems; and (iii) two 15' high exhaust ventilation pipes. Subtenant shall provide plans and specifications for the Exterior Fixtures, as well as any other documents reasonably required by Landlord, and such plans, specifications and other documents, and the nature, extent and locations of the Exterior Fixtures, shall be subject to the reasonable approval of Landlord. If Landlord fails to approve or disapprove plans and specifications for the Exterior Fixtures within ten (10) days of receipt of the same, they shall be deemed approved. Nothing herein shall be deemed to imply or constitute Landlord's approval to the Exterior Fixtures unless or until Landlord has given such approval in writing. The parties acknowledge that the proposed installation of any of the Exterior Fixtures in the parking area will render some of the parking stalls unusable for parking vehicles. Landlord shall not be obligated to provide additional parking if, and to the extent, the Exterior Fixtures render certain of the parking stalls unusable. Prior to the expiration or earlier termination of the Lease, at Landlord's option, Tenant shall, at Tenant's sole cost and expense, cause the Demolition (as defined in Section 12 below) of all of the Exterior Fixtures. Tenant shall also be responsible for the cost of Restoration (as defined in Section 12 below) of the affected parking areas to substantially the same condition in which they existed on the Effective Date, as set forth more fully in Section 12 below. Tenant shall deposit an amount, reasonably estimated by Landlord, for the cost of Restoration of the parking stalls, to the Restoration Fund as set forth more fully in Section 12 below.

        10. Signage. Subtenant shall have the exclusive rights to signage on the Premises including the building top and monument signage. Signs or monuments for other tenants or advertisers shall be strictly prohibited. The cost to install and remove all signage for Subtenant and repair of the building shall be at Tenant's expense. All signage shall be subject to Landlord's approval. Notwithstanding the foregoing, if Landlord consents to a successor to Subtenant occupying the entire Premises ("Successor Subtenant"), said Successor Subtenant shall be entitled to signage on the Premises, which signage shall be subject to Landlord's approval and subject to future removal by Tenant.

        11. Intentionally Omitted.

        12. Restoration Fund.

            (a) Letter of Credit. Subtenant and Tenant are jointly and severally obligated to (i) cause to be completed and to pay all costs and expenses which may be incurred in connection with the demolition of the Exterior Fixtures and any improvements or Alterations constructed in the Lab Areas and Future Lab Areas in order to return the same to a shell condition as set forth in Section 12(d) below (collectively, "Demolition"), and (ii) to pay all costs and expenses which may be incurred by Landlord in connection with the restoration of the parking areas and the reconstruction of tenant improvements in Lab Areas and the Future Lab Areas after the Demolition to an improved office condition or other condition satisfactory to a successor tenant, subtenant or assignee approved by Landlord (collectively, "Restoration") or, subject to Landlord's option (in its sole discretion) to pay to Landlord certain sums as additional Rent in lieu thereof pursuant to the fourth paragraph of this Section 12(a). In connection therewith, and prior to the Effective Date, Tenant shall deliver, or cause Subtenant to deliver, to Landlord, as security for Subtenant's and Tenant's obligations in connection with the costs and expenses of Restoration (the "Restoration Fund"), in the form of a cash deposit, or an original, negotiable, site demand, unconditional, irrevocable letter of credit in a form attached hereto as Exhibit D ("Restoration Fund Letter of Credit"). Said Restoration Fund may be used for purposes of restoring the Lab Areas and Future Lab Areas to improved office condition or other condition determined by Landlord, or allowing Landlord the unfettered right to such funds for purposes determined by Landlord in its sole discretion pursuant to the fourth paragraph of this Section 12(a). The amount of the Restoration Fund (the "Restoration Amount") shall initially be Nine Hundred Eleven Thousand Five Hundred and
00/100 Dollars ($911,500) consisting of: (i) Thirty and 00/100 Dollars ($30) per square foot ("Restoration Allowance") for 30,050 square feet of Lab Area shown on the plans in Exhibit A (i.e., $901,500); and (ii) an amount estimated to be the cost to remove the Exterior Fixtures and restore the Parking Area to substantially the same condition as of the Effective Date (i.e., $10,000), and shall be increased annually on the date of renewal thereof by the Restoration Index Increase as set forth in Section 12(b) below. The Restoration Fund shall be held by Landlord. In the event up to 20,000 square feet of additional laboratory and manufacturing and associated areas ("Future Lab Areas") are approved by Landlord in accordance with Section 14 below, which consent is not implied by this reference, Tenant shall be obligated to increase, or cause Subtenant to increase, the Restoration Amount by an amount equal to Thirty Dollars ($30) increased by the cumulative Restoration Index Increase (from the Effective Date hereof to the date said improvements are made) multiplied by the number of square feet in the Future Lab Areas so approved.

        The Restoration Fund Letter of Credit shall be issued by ABN AMRO or such other bank as Landlord may from time to time reasonably approve. Without limiting the forgoing, in the event that at any time Landlord in good faith believes that there has been a material adverse change in the financial condition of the issuer of the Restoration Fund Letter of Credit such that Landlord believes there is, or may in the future be, a risk of nonpayment on such letter of credit, Landlord may require that Tenant replace, or cause to be replaced, within forty five (45) days of demand, the Restoration Fund Letter of Credit with a new letter of credit on the same terms and provisions issued by a lender reasonably approved by Landlord. The Restoration Fund Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary, to any successor of Landlord under the Lease, or to Landlord's Lender; provided, that such transferee will be subject to the terms of this Agreement. Upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Restoration Fund Letter of Credit, the issuer or confirming bank will reissue the Restoration Fund Letter of Credit naming such successor in interest as the beneficiary. Subtenant shall pay all transfer fees charged by the issuer or confirming bank in connection with any such transfer.

        In the event of (i) a Default under the Lease, or the Sublease by Subtenant which results in abandonment or other vacation of the Premises by the Subtenant prior to the end of the Initial Term or (ii) a termination of Subtenant's rights under the Sublease, Landlord shall draw the entire amount of the Restoration Fund Letter of Credit, or shall take the cash deposit if the Restoration Fund is in the form of a cash deposit, and place such funds in a construction disbursement account subject to the control of Landlord with a financial institution reasonably acceptable to both Landlord and Tenant. Tenant shall have the right to withdraw the funds in such construction disbursement account for Restoration of the Lab Areas to improved office condition or other condition satisfactory to a successor subtenant or assignee approved by Landlord after Tenant, at Tenant's sole cost and expense, has completed the Demolition of the same to shell condition (as set forth in more detail in Section 12(d) below), as part of a re-occupancy of the Premises by Tenant or a lease of the Premises to a replacement subtenant or assignee, subject to Landlord's approval of such sublet or assignment and Landlord's approval of the plans, specifications, and budget for the proposed Restoration. Any funds remaining in the construction disbursement account after Landlord has agreed in writing that Tenant has fully performed its obligations in connection with any Restoration shall be disbursed to Landlord. The Parties acknowledge and agree that Tenant's and Subtenant's obligations to restore the Premises in the event of a Default under the Lease, and Landlord's expenditure of sums with respect thereto, may exceed the amount of the Restoration Fund Letter of Credit or the proceeds available therefrom, and Tenant and Subtenant shall be liable for any such shortfall. In no event shall Subtenant have the right to draw upon or use the funds from the Restoration Fund Letter of Credit, it being the intent of the Parties that the Restoration Fund Letter of Credit is for the benefit of Landlord; provided, however, in the limited circumstance in which Tenant must restore the Premises during the Initial Term, the funds derived therefrom shall also be used for the benefit of Tenant as expressly set forth above.

        Thirty (30) days prior to the end of the Initial Term (regardless of whether Subtenant has exercised the First Option to extend the term of the Lease), Landlord shall have the absolute and unconditional right to be paid, as additional Rent under the Lease and regardless of whether Landlord requires the Demolition, a sum equal to (i) the then current Restoration Amount as of such date (as increased pursuant to Section 12(b) below), less (ii) any sums previously paid to Tenant or remaining to be paid to Tenant, pursuant to the terms of the preceding paragraph. In furtherance thereof, Landlord may draw upon the full amount of the Restoration Fund Letter of Credit (or cash security deposit in lieu thereof), if any, then held by it and retain the proceeds therefrom as payment toward such additional Rent due, and if there is no Restoration Fund Letter of Credit (or cash deposit in lieu thereof) available or if the funds from the same are less than the sums owing to Landlord pursuant to the first sentence of this paragraph, Tenant and Subtenant shall immediately pay to Landlord any remaining amount owed hereunder. Provided neither Subtenant nor Tenant is in Default under the Sublease or the Lease on the expiration of the Initial Term of the Lease (other than any Defaults of Tenant under Subsections 12.1(d), (e) or (f)), and provided that Landlord has actually received full payment of the sum set forth in the first sentence of this paragraph, neither Tenant nor Subtenant shall have any further liability in connection with the Restoration of the Lab Areas and Future Lab Areas; but nothing contained herein shall terminate Tenant's and Subtenant's liability with respect to Demolition thereof.

        If, at any time during the Initial Term, Subtenant has an Investment Grade Credit rating, and provided Subtenant is not in Default under the Lease, and has not been in Default more than three (3) times during the Initial Term, then the Restoration Fund Letter of Credit shall no longer be required. Subtenant shall provide to Landlord upon request, from time to time, evidence (reasonably satisfactory to Landlord) that Subtenant has an Investment Grade Credit rating as determined by Standard & Poor's and Moody's which is current ninety (90) days prior to such request by Landlord. Notwithstanding the above, within one (1) week of the occurrence of any one of the four (4) following events, Subtenant shall either: (i) reinstate the Restoration Fund Letter of Credit, or (ii) provide Landlord with a cash deposit in lieu thereof in an amount equal to the Restoration Amount: (i) a current Default by Subtenant under the Lease, Sublease or this Agreement; or (ii) more than three (3) Defaults by Subtenant under the Lease, the Sublease, or this Agreement, during the Initial Term, or (iii) failure of Subtenant to maintain a current Investment Grade Credit rating as determined by Standard & Poor's and Moody's which is current within ninety (90) days; or (iv) the commencement of the seventh (7th) month prior to the Expiration Date of the Initial Term. The amount of the new Restoration Fund Letter of Credit shall be in an amount determined by the formula above utilizing the Restoration Fund Index. Failure to timely reinstate the Restoration Fund Letter of Credit, if required, shall constitute a Default hereunder.

        All such Restoration Fund Letters of Credit provided in accordance with this Agreement shall be in a form substantially in conformance with the attached Exhibit D.

         The Restoration Fund Letter of Credit shall be renewed (and increased in amount equal to the then current Restoration Amount as calculated pursuant to
Section 12(b) below) annually and delivered to Landlord at least fourteen (14) days prior to its expiration. If the Restoration Fund Letter of Credit is not so renewed at least 14 days prior to expiration and delivered to Landlord, Landlord shall have the right to draw the entire amount of the Restoration Fund Letter of Credit (and hold the proceeds therefrom as a security deposit) immediately. Time is of the essence. If for any reason the Restoration Fund Letter of Credit expires or Landlord is required to draw upon the proceeds thereof in order to avoid such expiration, Subtenant shall nevertheless be obligated to provide a new Restoration Fund Letter of Credit in the full amount of the Restoration Amount (less any sums used by Tenant pursuant to the third paragraph of this Section 12(a)), and shall, as a result thereof, pay Landlord a fee equal to five percent (5%) of the amount of the new Restoration Fund Letter of Credit. Such replacement shall be accomplished through an escrow or other method reasonably satisfactory to the parties pursuant to which any cash sums then held by Landlord are concurrently exchanged for the new Restoration Fund Letter of Credit. Notwithstanding the foregoing, the expiration of the Restoration Fund Letter of Credit shall be deemed to be a Default under the Lease, and Landlord retains all other Default remedies under the Lease with respect thereto.

           (b) Restoration Index Increase. The Restoration Amount, and accordingly any required Restoration Fund Letter of Credit shall be increased:
(i) annually on the anniversary of the Effective Date by the Restoration Index Increase as set forth herein, (ii) seven (7) months prior to the end of the Initial Term in the event that at such time Landlord already holds the Restoration Fund Letter of Credit as a result of Subtenant's failure to have a current Investment Grade Credit rating as required above, and (iii) thirty (30) days before the end of the Initial Term. In the event an increase is required under (ii), said increase shall be prorated for any partial year. The amount by which the Restoration Amount shall increase shall equal the greater of the following: (the "Restoration Index Increase"):
(i) the increase in the Cost Construction Index published by ENR at enr.com ("ENR Index") for increases in construction costs in the Los Angeles area using information available for the most current one (1) year period, (ii) the Consumer Price Index ("CPI"), All Items, for the Los Angeles Area, All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor (1982-1984 equals one hundred (100) using information available for the most current one (1) year period); or (iii) three and one-half percent (3.5%) per annum over the prior years' amount. If publication of the ENR Index is discontinued, or if the basis for calculating the ENR Index is materially changed, then the ENR Index shall mean a comparable construction cost index for the Los Angeles area. If publication of the CPI is discontinued, or if the basis of calculating the CPI is materially changed, then the term "CPI" shall mean (x) comparable statistics on the cost of living, as computed by an agency of the United States Government performing a function similar to the Bureau of Labor Statistics, or (y) if none, by a substantial and responsible periodical or publication of recognized authority most closely approximating the result which would have been achieved by the CPI, as may be determined by Landlord in the exercise of its reasonable good faith business judgment.

           (c) Cafeteria. Tenant shall not be required to rebuild and/or replace any cafeteria improvements in existence as of the Effective Date of this Agreement provided Subtenant has met its obligation to construct and maintain a new cafeteria of at least equivalent quality to the cafeteria in existence on the Effective Date and which shall contain at least 3,200 square feet of floor area. Subtenant shall use diligent good faith efforts to construct such cafeteria by December 31, 2002, or as soon thereafter as is reasonably possible using such diligent good faith efforts.

        At the expiration or earlier termination of the Lease and/or the Sublease, the replacement cafeteria shall be a fully functioning cafeteria, in similar condition to the cafeteria approved by Landlord in the initial build out of the Premises by Subtenant, subject to reasonable wear and tear.

           (d) Removal, Repair, etc. In addition to all other obligations of Tenant under the Lease with respect to the removal of Alterations and the repair of the Premises upon the end of the Term of the Lease, and without limiting the same, at Landlord's option, regardless of whether Landlord has drawn upon the Restoration Fund Letter of Credit pursuant to the fourth paragraph of Section 12(a) above, Tenant shall cause the Demolition of any or all Lab Areas and Future Lab Areas to shell condition at Tenant's sole cost and expense, and, at Landlord's option, regardless of whether Landlord has drawn upon the Restoration Fund Letter of Credit pursuant to the fourth paragraph of Section 12(a) above, Tenant shall also remove, at Tenant's sole cost and expense, all Subtenant Improvements, fixtures and equipment from the Lab Areas and Future Lab Areas as designated by Landlord, thirty (30) days or more before the Expiration Date. Demolition to shell condition shall only include the demolition and removal of:
(i) all non-core interior walls, (ii) all non-core ceilings, and (iii) all floor coverings, all laboratory plumbing or other utility systems, including gas and deionized water which penetrate the walls or floors (and all floor and wall penetrations shall be repaired after such systems are removed and "capped off" in a safe and appropriate manner); however, demolition shall leave in place: (i) the existing HVAC units, and distribution and exhaust ductwork, and (ii) the main electrical service, electrical subpanels and distribution (in a safe condition) which service the Lab Areas and Future Lab Areas. Demolition to shell condition shall not include the installation of drop ceilings or other finishing work but shall include repairs to the shell condition. Landlord may enter the Premises and commence Restoration of the Lab Areas and Future Lab Areas any time within thirty (30) days of the Expiration Date. Pursuant to the above, Landlord must notify Tenant, in writing, at least ninety (90) days prior to Lease termination, to either require Tenant to: (i) cause the partial or complete Demolition of the Premises as set forth above, or (ii) surrender the Premises with all existing improvements, alterations, fixtures and equipment constructed or installed by Subtenant in good condition, reasonable wear and tear excepted. Thirty (30) days or more before the Expiration Date, Tenant shall also have: (a) removed the Exterior Fixtures and restored the parking areas to their condition as of the Effective Date, and (b) remediated any Hazardous Substances in accordance with the terms of the Lease. Tenant shall also decommission the laboratory space and remediate any Hazardous Substances thirty (30) days or more before the Expiration Date. As used in this Agreement, "Hazardous Substances" shall also include hazardous biological materials.

        13. Environmental Report at Expiration. Landlord may have a Phase I environmental site assessment prepared sixty (60) days or more before the end of the Initial Term or the end of any Option Term, or promptly after any early termination, in each case at Tenant's cost. Landlord shall also have the right to require a Phase II environmental assessment be prepared at Tenant's cost. Subtenant and Tenant shall, at least thirty (30) days before the end of the term of the Sublease or the earlier cancellation or termination thereof, and at least thirty (30) days before (i) the end of the Initial Term and, if the Lease is extended for one or more Option Terms, the end of the Term of the Lease, or (ii) the earlier termination of the Lease, (x) remediate any matters which are discovered therein to the extent required to be remediated under the Environmental Laws, as well as any other matters which are required to be remediated under the Environmental Laws, (y) be responsible for compliance with
Article XXXII of the Lease and (z) continue to pay rent until all such environmental remediation is completed as evidenced by a "No Further Action" letter or equivalent issued by the governing regulatory agency with jurisdiction over the remediation. Subtenant and, as to liability accruing prior to the end of the Initial Term, Tenant shall remain jointly and severally obligated to Landlord for remediation of any Hazardous Substances.

        14. Use of Premises. Subtenant shall be entitled to use the Premises for the uses permitted under the Lease. In addition Advanced Medical Optics, Inc. and only Advanced Medical Optics, Inc. (except for transferees pursuant to Permitted Transfers, as defined in Section 20(d) below) may also personally use up to 30,050 square feet of the Premises in the Lab Areas designated on Exhibit A attached hereto (the "Lab Areas") for laboratory, research, development and manufacturing of pharmaceuticals and medical devices and lab support areas directly related to its business. At all times Subtenant shall, and Tenant shall cause Subtenant to: (a) not exceed Occupancy Group B classification for the Premises in accordance with the Uniform Fire Code and the Uniform Building Code,
(b) satisfy, perform and comply with all requirements of the Lease and be in strict compliance with the terms of the Lease, particularly Article XXXII thereof, and (c) abide by its adopted hazardous materials business plan as required and approved by all applicable governing authorities. Subtenant shall provide Landlord with a copy of its Hazardous Materials business plans and all amendments thereto within thirty

(30) days of delivery of the same to governmental authorities. Subtenant is prohibited from using any portion of the Premises for a vivarium and from using any biological hazardous materials other than for limited testing of Subtenant's products. Notwithstanding the foregoing, in no event shall the Premises or the activities or biological materials therein be rated at a biological safety level higher than BSL1 based upon standards in effect on the Effective Date and published by the CRC Handbook of Laboratory Safety 5th Edition. Landlord's reasonable consent is required for any additional area in the Premises to be converted by Advanced Medical Optics, Inc. (or a transferee pursuant to a Permitted Transfer) to laboratory, research, development and manufacturing of pharmaceutical and medical devices and associated space, limited to a maximum of 20,000 square feet located solely within the area depicted on Exhibit A attached hereto as Future Lab Areas (the "Future Lab Areas"). Further, such Future Lab Areas must be of the same or better quality and design as the Lab Areas, and the uses therein must be the same as those permitted within the Lab Areas. Any such approval by Landlord shall require the increase of the existing Restoration Amount and the Restoration Fund Letter of Credit as set forth in the first paragraph of Section 12(a) above. Landlord may withhold its consent in its sole and absolute discretion to any change in use of the Premises from office purposes, except as specifically set forth herein.

        15. Intentionally Omitted.

        16. Default.

            (a) A Default under this Agreement shall be deemed to be a Default under the Lease.

            (b) The occurrence of any of the following shall be deemed to be a Default under this Agreement:

                  (i) If Tenant or Subtenant shall fail to pay any amounts required to be paid hereunder for a period of five (5) days after written notice has been delivered to Tenant and Subtenant by Landlord that the same was due and payable, however, such time period shall be inclusive of any and all statutory periods for non-payment of rent and breach of covenant of the Lease; or

                  (ii) If Tenant or Subtenant shall default in the performance or observance of any of the other agreements, conditions, covenants or terms herein contained, if such default shall continue for thirty (30) days after written notice by Landlord to Tenant and Subtenant (or if such default is of such a nature that it cannot be completely remedied within said thirty (30) day period then if Tenant or Subtenant, as the case may be, does not agree in writing within such thirty (30) day period to cure the same, commence and thereafter diligently prosecute the cure and complete the cure within a reasonable period of time under the circumstances after such original written notice of default by Landlord).

            (c) If the Premises are not surrendered as of the Expiration Date in the manner and condition required by the Lease, Tenant shall indemnify, defend, protect and hold Landlord harmless from and against all loss, liability, cost or expense (including attorneys' fees) resulting from or caused by Tenant's delay or failure in so surrendering the Premises. In addition, Tenant shall pay Fixed Rent for each month of hold-over tenancy in an amount equal to one hundred fifty percent (150%) per month thereafter of the Fixed Rent that Tenant was obligated to pay for the month immediately preceding the Expiration Date for each month or any part thereof of any such hold-over period together with such other amounts as may become due hereunder or under the Lease.

            (d) Nothing herein, including but not limited to the requirements of the security deposit(s), the Restoration Fund Letter of Credit or the Enhancement Letter of Credit, shall be deemed in any way to limit Landlord's rights or remedies under the Lease or at law or in equity for a Default under this Agreement or under the Lease.

        17. Right to Receive Offering Package. Article XV of the Lease regarding the Right of First Refusal is hereby deleted in its entirety and replaced with the following: "If, prior to July 9, 2016, Landlord offers the Premises for sale to the public generally, and if Advanced Medical Optics, Inc. is then occupying the Premises pursuant to an approved sublease or this Lease, and Advanced Medical Optics, Inc. is not in Default, Landlord will make an offering package available to Advanced Medical Optics, Inc. to give Advanced Medical Optics, Inc. an opportunity to offer to purchase the Premises at the same time as any other buyers. Notwithstanding the foregoing, Landlord is under no obligation to accept any offer to purchase the Premises from any buyer, including Advanced Medical Optics, Inc."

        18. Option to Purchase. Section 10.4 and Article XXIII of the Lease are hereby deleted in their entirety.

        19. Article XIV. Article XIV of the Lease is hereby amended to delete the phrase "six (6) months" wherever it appears and replace it with the phrase "twelve (12) months."

        20. Further Assignment or Subletting by Subtenant. Without in any way amending Article XVI of the Lease with respect to any other assignment, sublease or other transfer governed thereby, Landlord agrees that to the extent and for as long as Advanced Medical Optics, Inc. occupies the Premises pursuant to the Sublease or the Lease, the following provisions shall apply to any proposed assignment, sublease or other transfer by Advanced Medical Optics, Inc., and only Advanced Medical Optics, Inc., and the provisions of Article XVI of the Lease shall not be applicable thereto. Nothing contained herein shall in any way modify the provisions of Article XVI as to any other person.

            (a) Subtenant may not, whether voluntarily, involuntarily or by operation of law (i) assign the Sublease (or the Lease, if Subtenant has succeeded to the rights and duties of Tenant as set forth in Section 2(b) above) or any rights, title or interest therein; (ii) sublet the whole or any portion of the Premises; or (iii) mortgage, pledge, encumber or otherwise hypothecate the Lease without the prior written consent of Landlord and, if required, Landlord's Lender except as provided herein. Landlord may withhold its consent to any assignment or sublease of the Premises in its sole and absolute discretion under all circumstances except those which satisfy all of the following conditions (i) through (iv), and if such conditions are satisfied, Landlord shall not unreasonably withhold its consent:

                  (i) any such assignment or sublease shall be in conformance with the terms and conditions of this Section 20; and

                  (ii) the use shall be for office purposes; and

                  (iii) Advanced Medical Optics, Inc. shall obtain Fair Market Rental Value for any such sublet or assignment; and

                  (iv) either:

                       (aa) one (1) proposed subtenant at any one time will occupy less than 30,000 square feet of the Premises, and said Subtenant is subject to Landlord's reasonable approval of the proposed subtenant's financial condition; or

                       (bb) the entire Premises will be assigned to one (1) person or entity that assumes all of the obligations under the Sublease (or Lease, as the case may be) and satisfies one (1) of the following conditions:

                            (1) Advanced Medical Optics, Inc. and the assignee
both have a current Investment Grade Credit rating as determined pursuant to a credit rating maintained or performed (as required under Section 7(b) of this Agreement) by Standard & Poor's and Moody's ninety (90) days prior to the proposed assignment;

                            (2) Advanced Medical Optics, Inc. has a current
Investment Grade Credit rating and the assignee does not, in each case as determined pursuant to a credit rating maintained or performed (as required under Section 7(b) of this Agreement) by Standard & Poor's and Moody's ninety
(90) days prior to the proposed assignment, in which case Tenant shall post the Enhancement Letter of Credit (as provided in Section 23 below) notwithstanding any provision of Section 23 purporting to relieve Tenant of such obligation at any time that Subtenant has an Investment Grade Credit rating;

                            (3) Advanced Medical Optics, Inc. does not have a
current Investment Grade Credit rating and the assignee does have a current Investment Grade Credit rating, in each case as determined pursuant to a credit rating maintained or performed (as required under Section 7(b) of this Agreement) by Standard & Poor's and Moody's ninety (90) days prior to the proposed assignment, in which case Tenant shall continue to maintain an Enhancement Letter of Credit (as provided in Section 23 below) notwithstanding any provision of Section 23 purporting to relieve Tenant of such obligation at any time that Subtenant has an Investment Grade Credit rating; or

                            (4) neither Advanced Medical Optics, Inc. or such
assignee have a current Investment Grade Credit rating as determined pursuant to a credit rating maintained or performed (as required under Section 7(b) of this Agreement) by Standard & Poor's and Moody's ninety (90) days prior to the proposed assignment, in which case Tenant shall continue to maintain an Enhancement Letter of Credit (as provided in Section 23 below) notwithstanding any provision of Section 23 purporting to relieve Tenant of such obligation at any time that Subtenant has an Investment Grade Credit rating; provided, however, in such case the amount of the Enhancement Letter of Credit shall be equal to twice the amount set forth in Section 23 (i.e., thirty six (36) months of average Fixed
Rent).

            (b) Any attempt by Advanced Medical Optics, Inc. to assign or sublet any portion of the Premises without the consent of Landlord and Landlord's Lender shall be void and shall constitute a Default under the Lease.

            (c) If Landlord consents to any assignment or subleasing of the Premises, any rent or other consideration paid by any assignee, subtenant or successor, or for the benefit of such party, which exceeds, on a pro rata basis, the amount of rent per square foot due pursuant to the terms of the Lease, shall be paid directly to Landlord and Landlord shall be solely entitled to such consideration.

            (d) Notwithstanding anything herein to the contrary, Subtenant shall have the right to assign its entire interest under the Sublease (or the Lease, as the case may be) and Landlord shall not withhold its consent thereto provided all of the following conditions (i) through (vi) are satisfied (a "Permitted Transfer"):

                  (i) such assignment constitutes an assignment to Advanced Medical Optics, Inc.'s successor in interest in connection with the sale or merger of the corporate entity constituting Advanced Medical Optics, Inc. under an assignment or the sale of all or substantially all of Advanced Medical Optics, Inc.'s assets; and

                  (ii) there shall be no change in the use or operation of the Premises; and

                  (iii) any such assignment would not breach any covenant of Landlord or financing agreement relating to, the Premises or contained in the Lease; and

                  (iv) the transferee shall have either -

                       (a) a current Investment Grade Credit rating as determined pursuant to a credit rating maintained or performed (as required under Section 7(b) of this Agreement) by Moody's and Standard & Poor's ninety
(90) days prior to the proposed transfer, or

                       (b) if the proposed transferee does not have a current Investment Grade Credit rating as determined pursuant to a credit rating maintained or performed (as required under Section 7(b) of this Agreement) by Standard & Poor's and Moody's ninety (90) days prior to the proposed transfer, the proposed transferee shall maintain an Enhancement Letter of Credit; and

                  (v) the proposed transferee shall have the same or better net worth and credit rating as Advanced Medical Optics, Inc. prior to the merger, as determined by Standard and Poor's within ninety (90) days prior to the proposed merger, sale or assignment, and

                  (vi) Subtenant shall have provided to Landlord and Landlord's Lender all information to allow Landlord and Landlord's lender to determine, and

Landlord and Landlord's lender shall have determined, that the proposed transfer is a Permitted Transfer which is exempt from the requirement of Landlord's consent.

            (e) Subtenant shall also satisfy all of the following additional terms and conditions:

                  (i) Subtenant shall provide to Landlord the name and address and financial statements of the assignee or subtenant;

                  (ii) At the time of such assignment or subletting, the Lease, the Sublease and this Agreement must be in full force and effect without any Default thereunder on the part of Subtenant or Tenant;

                  (iii) Any assignee and any subtenant occupying 30,000 square feet or more of the Premises shall assume, by written instrument, all of Subtenant's obligations under the Lease and this Agreement, and a copy of such assumption agreement shall be furnished to Landlord within ten (10) days of its execution;

                  (iv) Tenant, Advanced Medical Optics, Inc. and assignee or subtenant occupying 30,000 square feet or more of the Premises shall be and remain liable for the observance of all the covenants and provisions of the Lease and this Agreement, including, but not limited to, the payment of the Fixed Rent and Additional Rent reserved herein through the entire term of the Lease;

                  (v) Notwithstanding anything herein contained to the contrary and notwithstanding any prior consent by Landlord, no assignee or subtenant shall further assign or sublease the Premises without the prior written consent of Landlord and Landlord's Lender in each such instance and without compliance with the provisions of this Section 20.

                  (vi) Unless otherwise directed by Landlord, any and all payments agreed to be made to Advanced Medical Optics, Inc. by any assignee or subtenant shall accrue to and be paid over to Landlord, it being understood and agreed that said assignee or subtenant shall pay the Fixed Rent, Additional Rent and all other monies and charges directly to Landlord.

                  (vii) In addition to the right of Landlord to declare the Lease to be in Default, the failure of Advanced Medical Optics, Inc. or its assignee or subtenant to comply with any of the provisions and conditions of this Section, shall, at Landlord's option, render such purported assignment or subletting null and void and of no force and effect.

                  (viii) Any assignee of this Lease shall covenant to assume the Lease in a manner that is directly enforceable by Landlord. Advanced Medical Optics, Inc. agrees that in the case of any assignment, Advanced Medical Optics, Inc. shall, within fifteen (15) days after execution and delivery of any such assignment, deliver to Landlord (i) a duplicate original of such assignment in recordable form and (ii) an agreement executed and acknowledged by the assignee in recordable form wherein the assignee shall agree to assume and agree to observe and perform all of the terms and provisions of the Lease on the part of the Tenant to be observed and performed from and after the date of such assignment.

                  (f) No assignment or sublease of the type described in this
Section 20, or any other transfer, shall release Subtenant or Tenant of its obligations under the Lease or this Agreement. Any security deposit received during the Initial Term shall be subject to Section 20 of this Agreement, provided, however, Landlord shall have the right to require any assignee, subtenant or other transferee referred to herein to pay any security deposit directly to Landlord.

        21. Indemnity and Insurance.

            (a) Indemnity. As of the Effective Date, Subtenant shall defend, protect, indemnify and hold harmless Landlord and its officers, directors, shareholders, managers, members, partners, employees, independent contractors and agents from and against any and all loss, cost, liability, expense, claim, action, damages and fines (including those arising from the loss of life, personal injury and/or property damage) including attorneys' fees, arising from or out of any failure by Subtenant to perform Subtenant's obligations under the Lease or this Agreement. Subtenant shall hold Landlord harmless with respect to any of Subtenant's obligations in connection with the Sublease.

            (b) Landlord and Landlord's Lender shall be named as additional insureds under the public liability and property damage insurance and the Environmental Liability insurance required under the Lease and/or this Agreement. Landlord Landlord's Lender, if required by such lender, shall be named as the loss payee under the fire and all risk insurance required to be carried under the terms of the Lease. Tenant shall provide, or cause Subtenant to provide, all insurance required under the Lease and this Agreement and such insurance shall be primary and non-contributing. For as long as Advanced Medical Optics, Inc. is the occupant of the Premises under the Sublease or the Lease, notwithstanding any other provision of the Lease, (i) the public liability and property damage insurance required under this Agreement or the Lease shall have a deductible no greater than One Hundred Fifty Thousand and 00/100 Dollars ($150,000), (ii) the fire and all-risk insurance required under this Agreement or the Lease (excluding business interruption insurance), shall have a deductible no greater than One Hundred Thousand and 00/100 Dollars ($100,000), and (iii) earthquake insurance shall be provided with a deductible no greater than ten percent (10%) of the replacement cost of the Premises. All insurance required under this Agreement or the Lease shall require the insurance carrier to notify Landlord at least thirty (30) days in advance of the cancellation of such insurance. Tenant shall, on or before June 1, 2002, and thereafter and throughout the Term of the Lease, provide, or cause Subtenant to provide, full Environmental Liability insurance coverage for Hazardous Substances, toxic waste and biological materials, and any other pollution or environmental remediation or clean up for sudden and gradual, short term and long term events, including coverage for third party liability resulting from any such actual or alleged pollution or environmental impairment events, in an amount and form of policy acceptable to Landlord (such insurance may be maintained by Subtenant under an umbrella policy carried by Subtenant, provided the amount and form of the policy are acceptable to Landlord and coverage thereunder is not less than that required under this Agreement or the Lease). Neither Tenant nor Subtenant shall cause or allow there to be any Hazardous Substances on the Premises until such time as the Pollution Liability insurance required hereunder is in effect and copies thereof delivered to Landlord. In no event shall the amount of the Environmental Liability insurance required hereunder have a site-specific limit of less than Five Million Dollars ($5,000,000) per occurrence applicable to third party liability claims. Each policy of insurance required under this Agreement or the Lease must include severability of interest clauses such that neither Tenant nor Landlord are precluded from coverage as claimants against the policy. At the expiration or earlier termination of the Lease, Tenant shall provide, or cause Subtenant to provide, an extended reporting period endorsement for such Environmental Liability insurance required hereunder for a minimum term of five (5) years. Notwithstanding any provision of the Lease, as long as Subtenant is a wholly owned subsidiary of Allergan, Inc., all of Subtenant's policies of insurance may have a deductible amount of up to Two Hundred Fifty Thousand Dollars ($250,000).

        22. Administrative, Attorneys' and Professional Fees. Tenant agrees to pay Landlord, on or before May 29, 2002, attorneys' and administrative fees incurred by Landlord and Landlord's Lender in connection with this Agreement equal to Fifty Thousand Dollars ($50,000). Subtenant shall pay, within thirty
(30) days after receipt of an invoice therefor, any of Landlord's out of pocket reasonable attorneys', administrative and other professional fees incurred by Landlord in connection with any future modifications to the Lease or review and oversight of the Tenant Improvements, Alterations or other improvements to the Premises, and the plans and specifications therefor, which shall include the fee of Landlord's consultant at the hourly rate of $115 an hour, subject to CPI increases, and reasonable travel and other reimbursable expenses.

        23. Last Month's Rent and Enhancement Letter of Credit.

            (a) Tenant shall deliver to Landlord, or cause Subtenant to deliver to Landlord, to help ensure Tenant's performance under the Lease, concurrently herewith a cash deposit in the amount of the last month's Fixed Rent in the amount of Two Hundred Twenty One Thousand Seven Hundred Ninety Five and 00/100 Dollars ($221,795.00); and shall deliver on or before May 31, 2002, (a) the Restoration Fund Letter of Credit (as set forth in Section 12 above) and, (b) credit enhancement in the form of an original, unconditional, negotiable site demand irrevocable letter of credit in the amount of eighteen (18) months of average Fixed Rent for the months remaining under the then current term of the Lease in the form attached hereto as Exhibit E ("Enhancement Letter of Credit"). Such amount is equal to Three Million Two Hundred Twenty Six Thousand Six Hundred Sixty Four and 00/100 Dollars ($3,226,664) during the Initial Term of the Lease; shall be a minimum of Four Million Two Hundred Forty One Thousand Eight Hundred Fifteen and 00/100 Dollars ($4,241,815) during the First Option Period (as such sum may increase as a result of the calculation of Fair Market Rental Value for the First Option Period pursuant to Section 7 above); and a minimum of Four Million Nine Hundred Ninety Two Thousand Eight Hundred Sixty Six and 00/100 Dollars ($4,992,866) during the Second Option Period (as such sum may increase as a result of the calculation of Fair Market Rental Value for the Second Option Period pursuant to Section 7 above). The Enhancement Letter of Credit shall be issued by ABN AMRO or such other bank as Landlord shall from time to time reasonably require. Without limiting the forgoing, in the event that at any time Landlord in good faith believes that there has been a material adverse change in the financial condition of the issuer of the Enhancement Letter of Credit such that Landlord believes there is, or may in the future be, a risk of nonpayment on such letter of credit, Landlord may require that Tenant replace, or cause to be replaced, within forty-five (45) business days of demand, the Enhancement Letter of Credit with a new letter of credit on the same terms and provisions issued by a lender reasonably approved by Landlord. The Enhancement Letter of Credit shall be renewed annually and delivered to Landlord at least fourteen (14) days prior to its expiration. If the Enhancement Letter of Credit is not renewed at least 14 days prior to expiration and delivered to Landlord, Landlord shall have the right to draw the entire amount of the Enhancement Letter of Credit (and hold the proceeds therefrom as a security deposit) immediately. Time is of the essence. If for any reason the Enhancement Letter of Credit expires, Tenant shall nevertheless be obligated to provide a new Enhancement Letter of Credit and shall, as a result thereof, pay Landlord a fee equal to five percent (5%) of the amount of the new Enhancement Letter of Credit. Such replacement shall be accomplished through an escrow or other method reasonably satisfactory to the parties pursuant to which any cash sums then held by Landlord are concurrently exchanged for the new Enhancement Letter of Credit. Notwithstanding the foregoing, the expiration of the Enhancement Letter of Credit shall be deemed to be a Default under the Lease, and Landlord retains all other Default remedies under the Lease with respect thereto. Tenant acknowledges that the amount of the Enhancement Letter of Credit may not be sufficient to pay all of Landlord's damages under the Lease and Tenant will be obligated to pay Landlord the difference between Landlord's damages and the Enhancement Letter of Credit.

        The Enhancement Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary, to any successor of Landlord under the Lease, or to Landlord's Lender; provided, that such transferee will be subject to the terms of this Agreement. Upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Enhancement Letter of Credit, the issuer or confirming bank will reissue the Enhancement Letter of Credit naming such successor in interest as the beneficiary. Tenant shall pay all transfer fees charged by the issuer or confirming bank in connection with any such transfer.

            (b) If, at any time during the Lease Term (including the First Option Term or the Second Option Term if Subtenant exercises either of such options) Subtenant has satisfied all of the following three (3) conditions: (i) Subtenant has a current Investment Grade Credit rating as determined and maintained in accordance with Section 7(b) of this Agreement; (ii) Subtenant is not in Default under the Lease, Sublease or this Agreement; and (iii) Subtenant has not been in Default more than three (3) times during the Term then, the Enhancement Letter of Credit shall no longer be required. In the event any one of the aforementioned three (3) conditions is not satisfied, the Enhancement Letter of Credit shall be reinstated within one week of the loss of said Investment Grade Credit rating or Default. If Tenant and Subtenant are excused at any time from providing the Enhancement Letter of Credit hereunder, Subtenant shall provide to Landlord upon request, from time to time, evidence (reasonably satisfactory to Landlord) that Subtenant has a current Investment Grade Credit rating as determined pursuant to a credit rating maintained or performed (as required under Section 7(b) of this Agreement) by Standard &

Poor's and Moody's within ninety (90) days prior to such request by Landlord. Failure to timely reinstate the Enhancement Letter of Credit, if required, shall constitute a Default hereunder.

            (c) Upon the occurrence of a Default under the Lease which remains uncured beyond the applicable cure period, Landlord shall, in addition to such other rights as Landlord may have under the Lease, be entitled to draw upon the Enhancement Letter of Credit to help ensure Tenant's and Subtenant's performance under the Lease and this Agreement. Notwithstanding anything to the contrary contained herein, if Tenant is in Default under Subsections 12.1(d), (e) or (f) of the Lease, but Subtenant is not in Default under the Lease and this Agreement and has cured all other Defaults of Tenant under the Lease and this Agreement, then Landlord shall not draw upon the Enhancement Letter of Credit if Subtenant has attorned to Landlord under Section 2(b) of this Agreement. Landlord's draw upon the Enhancement Letter of Credit shall not be a cure of any Default hereunder or under the Lease. In the event Tenant or Subtenant cures any and all Default(s), and Tenant or Subtenant restores the full amount of the Enhancement Letter of Credit, then Landlord shall return the funds previously drawn on the Enhancement Letter of Credit unless Tenant or Subtenant have Defaulted more than three (3) times in total under the Lease during the Term. Notwithstanding the above, if Subtenant is in Default of the Sublease, and Tenant evicts or otherwise causes Subtenant to leave the Premises, then so long as Tenant is not in Default of the Lease either (i) Tenant may direct Landlord to draw upon the Enhancement Letter of Credit in order to reimburse itself for Rent due and payable under the Lease after the date of Subtenant's Default, as well as reasonable and customary legal fees and costs paid to unrelated third parties associated with dispossessing Subtenant of the Premises, or (ii) Landlord may draw on the Enhancement Letter of Credit, either of its own volition or as directed by Tenant, and the funds so withdrawn shall be applied to offset Tenant's monetary obligations under the Lease and this Agreement in the order in which such obligations are to be performed. In either event, so long as the conditions in the preceding sentence are met, Tenant shall have no obligation to restore or continue the Enhancement Letter of Credit. In the event Subtenant is in Default and no longer in possession of the Premises and a successor subtenant or assignee, approved by Landlord pursuant to Article XVI of the Lease, is in occupancy of the Premises pursuant to a sublease or assignment approved by Landlord pursuant to Article XVI of the Lease, Tenant may direct Landlord to draw on the Enhancement Letter of Credit and deliver to Tenant the balance of:
(i) the Enhancement Letter of Credit not previously drawn, and (ii) any remaining proceeds previously drawn but not utilized in accordance with this Section.

            (d) Notwithstanding the foregoing, by Landlord accepting the last month's Fixed Rent, the Restoration Fund Letter of Credit, and the Enhancement Letter of Credit, or by applying such amounts to the remedy of any Default, Landlord shall not be deemed to have waived any other rights Landlord may have under the Lease, or at law or in equity on account of any Default by Tenant.

            (e) Landlord and Tenant acknowledge and agree that in no event or circumstance shall any letter of credit for which provision is made hereunder, or any renewal thereof or substitute therefor be (i) deemed to be or treated as a "security deposit" within the meaning of California Civil Code Section 1950.7 (as supplemented, amended, replaced and substituted from time to time), (ii) subject to the terms of such Section 1950.7 (as supplemented, amended, replaced and substituted from time to time), or (iii) intended to serve as a "security deposit" within the meaning of such Section 1950.7 (as supplemented, amended, replaced and substituted from time to time). The parties hereto recite that with respect to the letter of credit, (x) the letter of credit is not intended to serve as a security deposit and such Section 1950.7 (as supplemented, amended, replaced and substituted from time to time), and any and all other laws, rules and regulations applicable to security deposits in the commercial context ("Security Deposit Laws") shall have no applicability or relevancy to the letter of credit and (y) Subtenant waives any and all rights, duties and obligations it may now or, in the future, will have relating to or arising from the Security Deposit Laws.

            (f) Tenant and Subtenant hereby convey to Landlord, pursuant to the California Uniform Commercial Code, a security interest in any sums held by Landlord hereunder, including any cash drawn by Landlord under the Restoration Fund Letter of Credit or the Enhancement Letter of Credit. Except as expressly set forth in this Agreement, Landlord shall not be required to keep any sums held by Landlord hereunder or otherwise held by Landlord pursuant to this Agreement or the Lease separate from its general accounts. No trust relationship is created herein between Landlord and Tenant with respect to such sums. Neither Tenant nor Subtenant shall be entitled to any interest on any such sums held by Landlord.

        24. Representations and Warranties.

            (a) Subtenant and Tenant represent and warrant as follows:

                  (i) Each person signing this Agreement on behalf of Subtenant and Tenant is authorized to enter into it.

                  (ii) Subtenant and Tenant have been duly formed and are existing entities qualified to do business in the State in which the Premises are located and Subtenant and Tenant have full right and authority to execute and deliver this Agreement and perform the terms hereof.

                  (iii) Subtenant shall deliver to Landlord a resolution authorizing the execution of this Agreement, a certificate of good standing and certified financial statements. Subtenant shall deliver financial statements to Landlord upon Landlord's written request (but not more frequently than once per calendar quarter) if Subtenant is not a publicly held company.

                  (iv) The Lease (including the letter amendment dated December 30, 1998) is valid and in full force and effect, in accordance with its terms as modified by this Agreement. The Lease has not been surrendered, canceled, terminated or abandoned, whether in writing or pursuant to a purported oral surrender, cancellation, termination or abandonment.

                  (v) There are no Defaults by Tenant under the Lease, and to Tenant's knowledge there are no Defaults by Landlord under the Lease, other than those that have been cured. Tenant is not aware of any fact or circumstance that, with the passage of time or the giving of notice, or both, would constitute a Default under the Lease.

            (b) Landlord represents and warrants as follows:

                  (i) Each person signing this Agreement on behalf of Landlord is authorized to enter into it.

                  (ii) Landlord has been duly formed and is an existing entity qualified to do business in the State of California and landlord has full right and authority to execute and deliver this Agreement and perform the terms hereof.

                  (iii) To its actual knowledge, without warranty or a duty to investigate and without waiver of any rights under this Agreement or the Lease, that as of the Effective Date, Tenant has paid all Rent through the Effective Date and there are currently no Defaults under the Lease.

            (c) All representations and warranties made by Tenant and Subtenant are made solely by Tenant and Subtenant and are not made by, nor are they binding upon Landlord, nor shall Landlord have any liability associated therewith.

            (d) Subtenant represents and warrants that all information and matters set forth in that certain Form 10 filed with the Securities and Exchange Commission, effective May 24, 2002, is true and correct and hereby acknowledges that Landlord is executing this Agreement in reliance upon such information and matters.

        25. Subordination and Attornment.

            (a) The Lease and the Sublease, and all of Tenant's and Subtenant's respective rights and interest thereunder, shall be subject and subordinate to any mortgages or deeds of trust that now encumber, or may hereafter be placed upon, the Premises, and to the rights of the mortgagees or beneficiaries thereunder, any and all advances made or to be made thereunder, the interest thereon, and all modifications, renewals, replacements and extensions thereof. Notwithstanding the foregoing, the subordination of the Lease to any future mortgage or deed of trust shall be contingent upon the holder of any such mortgage or deed of trust delivering a non-disturbance agreement which is substantially the same form set forth in Exhibit J, a commercially reasonable form, or a typical and customary form as used by lenders making loans on property similar to the Premises. Tenant and Subtenant shall execute the same within ten (10) days of request therefor. If any such mortgagee or beneficiary so elects in writing, then this Agreement shall be superior to the lien of the mortgage or deed of trust held by such mortgagee or beneficiary, whether this Agreement is dated or recorded before or after such mortgage or trust deed. Upon request, Tenant and Subtenant shall promptly execute and deliver to Landlord, or any such mortgagee or beneficiary, any documents or instruments required by any of them to evidence subordination of the Lease and the Sublease or to make the Lease and the Sublease prior to the lien of any mortgage or deed of trust as herein specified. If Tenant or Subtenant fails or refuses to do so within ten
(10) days after written request therefor by Landlord or such mortgagee or beneficiary, such failure or refusal shall constitute a Default, but shall in no way affect the validity or enforceability of the subordination to or by the mortgage or deed of trust held by such mortgagee or beneficiary. As used herein, the terms "mortgage" and "deed of trust" include any sale and leaseback transaction in which Landlord sells and simultaneously leases back all or any portion of its interest in the Premises. This Agreement shall be contingent upon the execution by Landlord, Tenant, Subtenant and Landlord's Lender of the subordination and non-disturbance agreement in the form attached hereto as Exhibit F.

            (b) Upon enforcement of any rights or remedies under any mortgage or deed of trust to which the Lease and the Sublease is subordinated (including proceedings for judicial foreclosure or a trustee's sale pursuant to a power of sale, or deed in lieu of foreclosure delivered by Landlord to the mortgagee or beneficiary thereunder), Tenant and Subtenant shall, at the election of the purchaser or transferee under such right or remedy, attorn to and recognize such purchaser or transferee as Tenant and Subtenant's landlord under the assignment. Tenant and Subtenant shall execute and deliver any document or instrument required by such purchaser or transferee confirming the attornment hereunder.

        26. Maintenance and Repair. This Section 26 shall be applicable for as long as Advanced Medical Optics, Inc., or its successors and assigns is either a Tenant under the Lease or a Subtenant of any portion of the Premises. In addition to the repair and maintenance obligations under the Lease, Tenant shall, at Tenant's sole cost and expense, keep (i) all improvements in the Lab Areas and the Future Lab Areas, and any other Alterations to the Premises made by Subtenant, and every part thereof, in a first class condition, and (ii) the remainder of the Premises (structural and nonstructural, and interior and exterior) and all portions of the HVAC, electrical, mechanical and plumbing systems serving the Premises in the condition required by the Lease. It is intended by the parties hereto that Landlord shall have no obligation, in any manner whatsoever, to repair or maintain the Premises, the improvements located therein or the equipment therein, or the utility systems, whether structural or nonstructural, all of which obligations are intended to be the expense of Tenant, whether or not such repairs, maintenance or restoration shall have a useful life extending beyond the term of the Lease. Tenant's maintenance of the HVAC, mechanical, plumbing and electrical systems shall comply with the manufacturers' recommended operating and maintenance procedures and Tenant shall enter into and pay for maintenance contracts for the HVAC, mechanical, electrical and plumbing systems, satisfactory to Landlord in its good faith discretion, and maintaining such systems in accordance with the manufacturers' recommended operating and maintenance procedures. Notwithstanding the foregoing, Tenant shall have the right to have the mechanical, plumbing, HVAC system and electrical systems (other than the power generators and elevators) serviced and maintained by its employees, provided (i) such employees are properly trained and certified or licensed, (ii) Tenant shall provide maintenance and service reports on a not less than annual basis which shall be reasonably acceptable to Landlord and (iii) Landlord shall have the right to inspect the HVAC system to determine that it is being adequately serviced and maintained by Tenant. In addition to the above requirements, Tenant at Tenant's sole cost and expense, shall be responsible for repainting the exterior of the building on or before November 1, 2005. Tenant shall coordinate with Subtenant regarding scheduling a time to complete the painting. Subtenant and Tenant shall mutually agree on the color and quality of the paint, which shall be subject to approval by Landlord.

        27. Notices. The address of Landlord, Tenant and Subtenant with respect to any notices shall be as set forth below. Any such notices shall be delivered in accordance with the Lease. Any notice of a Default by Tenant or Subtenant shall be delivered to Tenant and Subtenant concurrently.

            LANDLORD:

            David J. Winkler
            Andrew Place Two LLC
            c/o Del Mar Partnership, Inc.
            1400 Maiden Lane
            Del Mar, CA 92014-2304
            Fax: (858) 259-1815
            Email: dwinkler@delmarine.com (E-mail is only to be utilized, and is only effective, for purposes of confirmation of the electronic transfer of Rent pursuant to Section 6 hereof.)

            And to:

            Ivan C. Gayler
            Andrew Place Two LLC
            c/o Del Mar Partnership, Inc.
            1400 Maiden Lane
            Del Mar, CA 92014-2304
            Fax: (858) 259-1815
            Email: ivan@delmarine.com (E-mail is only to be utilized, and is only effective, for purposes of confirmation of the electronic transfer of Rent pursuant to Section 6 hereof.)

            And to:

            Alton White
            Andrew Place Two LLC
            c/o Del Mar Partnership, Inc.
            1400 Maiden Lane
            Del Mar, CA 92014-2304
            Fax: (858) 259-1815
            Email: awhite@delmarine.com (E-mail is only to be utilized, and is only effective, for purposes of confirmation of the electronic transfer of Rent pursuant to Section 6 hereof.)


            TENANT:

            Ingram Micro Inc.
            1600 East St. Andrew Place
            Santa Ana, CA 92705
            Attn:       Senior Vice President, Operations
            Fax:        714-755-7643



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

            SUBTENANT:

            Prior to October 1, 2002:

            Advanced Medical Optics, Inc.
            2525 Dupont Drive
            Irvine, California 92623
            Attn: Ray Diradoorian
            Fax:  714-246-4779

            From and after October 1, 2002:

            Advanced Medical Optics, Inc.
            1700 East St. Andrew Place
            P.O. Box 25125
            Santa Ana, California 92705
            Attn: Aimee Weisner
            Fax:  714-246-4774

        28. Effect of Agreement. This Agreement and all terms herein are effective as of the Effective Date hereof subject to the terms and conditions set forth herein. Except as expressly amended hereby, all terms and conditions of the Lease shall continue in full force and effect throughout the Lease Term. The Lease, as amended hereby, constitutes the entire agreement of the parties and no further modification of the Lease shall be binding and effective unless evidenced by an agreement, in writing, signed by both Landlord and Tenant.

        29. Miscellaneous.

            (a) Subject to Article XVI of the Lease and Section 20 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

            (b) Landlord and Tenant hereby ratify and confirm the Lease which shall remain in full force and effect as modified hereby.

            (c) This Agreement may be executed in counterparts and, when so executed, such counterparts shall form and constitute one and the same instrument.

            (d) In the event of any litigation arising out of the subject matter of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

            (e) No real estate commissions or other fees shall be payable by Landlord to any broker or other intermediary in connection with this Agreement or the Sublease. Tenant shall pay Professional Real Estate Services, Inc. and CB Richard Ellis, Inc. (the "Brokers") pursuant to a separate agreement. Landlord, Subtenant and Tenant represent and warrant one to the other that they have not had any dealings with any real estate brokers or agents in connection


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

with the negotiation of the Sublease or this Agreement, except for the Brokers. Tenant and Subtenant agree to indemnify and hold harmless Landlord from and against any and all claims, demands, costs, expenses or damages (including, but not limited to, reasonable attorneys' fees and court costs) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Tenant or Subtenant with any real estate broker or other intermediary in connection with this Agreement. Landlord agrees to indemnify and hold harmless Tenant and Subtenant from and against any and all claims, demands, costs, expenses or damages (including, but not limited to, reasonable attorneys' fees and court costs) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Landlord with any real estate broker or other intermediary in connection with this Agreement.

            (f) If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, then the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.

            (g) Time is of the essence for all provisions of the Lease and shall be strictly enforced.




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

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement with respect to 1700 East St. Andrew Place, Santa Ana, California, 92705, as of the date first indicated hereinabove.



                                    TENANT:

                                    INGRAM MICRO INC.,
                                    a Delaware corporation

                                    By: /s/ James F. Ricketts
                                       -----------------------------
                                        Name: James F. Ricketts
                                        Title: Corporate Vice President
                                               and Treasurer

                                    SUBTENANT:


                                    ADVANCED MEDICAL OPTICS, INC.,
                                    a Delaware corporation

                                    By: /s/ Aimee Weisner
                                       -----------------------------
                                        Name: Aimee Weisner
                                        Title: General Counsel
                                               and Secretary


                                    LANDLORD:


                                    ANDREW PLACE TWO LLC,
                                    a Delaware limited liability company

                                    By: Two Andrew LLC,
                                        a Delaware limited liability company
                                        Title:  Manager

                                        By: DEL MAR PLAZA, LTD., a
                                            California limited partnership
                                            Title: Manager

                                            By: DEL MAR GP, LLC,
                                                a California limited
                                                liability company
                                                Title:  General Partner

                                                By: /s/ David J. Winkler
                                                   ------------------------
                                                   Title: Managing Member




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